                                                                    EXHIBIT 99.1




AMERICAN HOMEPATIENT                                               PRESS RELEASE

Contacts:  Joseph F. Furlong            or                 Kathey S. Palmer
           President and CEO                               Sr. Vice President
           (615) 221-8884                                  (615) 221-8884

FOR IMMEDIATE RELEASE



           AMERICAN HOMEPATIENT DE-LISTED FROM NASDAQ NATIONAL MARKET

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BRENTWOOD, Tn. (July 28, 1999) - American HomePatient, Inc. (NASDAQ: AHOM) received notification that the Nasdaq National Market will de-list the company's common stock effective at the close of business on August 31, 1999 because the company failed to meet the minimum bid price requirement of $5.00. The company previously announced that Nasdaq was considering this matter and the company was exploring other listing options. Currently, American HomePatient is pursuing the listing of its common stock on the American Stock Exchange (AMEX).

Unless AMEX has approved the company for trading, beginning September 1, 1999 trading of American HomePatient's common stock will be conducted on the over-the-counter market, also known as the "OTC" or, on application by broker-dealers, in the NASD's Electronic Bulletin Board using the company's current trading symbol, AHOM.

American HomePatient is one of the largest home health care companies in the country with over 300 centers in 38 states. Its primary product and service offerings include home respiratory services, infusion therapy, parenteral and enteral nutrition, and home medical equipment. The company's common stock currently trades on the Nasdaq stock market under the symbol AHOM.

Certain statements made in the press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors detailed from time to time in the company's filings with the Securities and Exchange Commission. Such factors may include the increased cost of borrowing under the company's credit agreement, changes to the company's business strategy and operation, the effect of healthcare legislation and regulation, the ability to obtain business, and the outcome of ongoing governmental investigations. The company cautions investors that any forward-looking statements made by the company are not necessarily indicative of future performance.

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